Exhibit 10.23

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of August 26, 2010 by and among Station Casinos, Inc., a Nevada corporation (“SCI”), those Subsidiaries of SCI listed in Annex I and FG Opco Acquisitions LLC, a Delaware limited liability company.  Each party named above is a “Party”, and collectively are referred to as the “Parties”.  Capitalized terms used but not defined herein shall have the meanings provided in the APA.

RECITALS

WHEREAS, the Parties have heretofore entered into that certain Asset Purchase Agreement (the “APA”) dated as of June 7, 2010 pursuant to which, among other things and subject to the terms and conditions set forth therein, the Purchaser agreed to, effective as of the Closing, purchase (or cause one of its designees to purchase) the Purchased Assets and assume (or cause one of its designees to assume) the Assumed Liabilities;

WHEREAS, the Parties have agreed that additional time to designate Assets and Properties of Sellers as Excluded Assets, Purchased Assets, Excluded Liabilities or Assumed Liabilities is necessary and have agreed to modify sections of the APA to permit such designations to be made up until the effective date of the Plan; and

WHEREAS, each Party has reviewed, or has had the opportunity to review, this Amendment with the assistance of professional legal advisors of its own choosing;

AGREEMENT

NOW THEREFORE, in consideration for the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound hereby, the Parties hereby agree as follows:

1.              Amendment to the APA.

(i)                                                         The definition of “Collateral Agents” in Section 1.1 of the APA is hereby amended and restated in its entirety to read as follows:

““Collateral Agents” means (a) such bank appointed in writing by the Mortgage Lenders to act as collateral agent under the New Propco Credit Agreement and the New Propco Land Loan Agreement in its capacity as such, and (b) Deutsche Bank Trust Company Americas, in its capacity as collateral agent under the Opco Loan Credit Agreement.”

(ii)                                                      The definition of “Confirmation Order” in Section 1.1 of the APA is hereby amended and restated in its entirety to read as follows:

““Confirmation Order” means a final order of the Bankruptcy Court in form and substance acceptable to Purchaser, the Required

Consenting Lenders and Sellers, confirming the Plan, which Confirmation Order, as of the Closing Date, shall not have been stayed, vacated or otherwise rendered ineffective, and shall approve, authorize and direct the Debtors that are subject to the Plan to consummate this Agreement, the transactions contemplated hereby and all of the terms and conditions hereof, and shall approve the Propco Reorganization and all terms and conditions thereof.  Without limiting the generality of the foregoing, such order shall find, acknowledge and/or otherwise provide, among other things, that (i) the Purchased Assets sold by any Debtor to the Purchasing Entities pursuant to this Agreement shall be transferred to the applicable Purchasing Entity, free and clear of all Liens (other than Permitted Exceptions); (ii) the Liens granted to the Collateral Agents under each of the Exit Credit Documents, and the obligations thereunder, are legal, valid, enforceable and non-voidable, and, with respect to Liens, upon all necessary filings and recordings duly perfected; (iii) the Opco Agent has the requisite power and authority to consent to the termination and discharge, and will terminate and discharge on the Closing Date and simultaneously with the receipt of the purchase price provided for in Section 3.1 by the applicable Persons in accordance with Section 3.2, the Liens of the Opco Agent granted under the Opco Loan Documents in respect of the Purchased Assets other than the BofA Cash Collateral; (iv) the Purchasing Entities have “acted in good faith” within the meaning of Section 363(m) of the Bankruptcy Code; (v) the Purchasing Entities are acquiring the Purchased Assets in exchange for reasonably equivalent value; (vi) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions; (vii) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement (other than relating to the Exit Credit Documents), or the breach hereof as provided in Section 14.3; (viii) the Lenders, Purchaser and each of the Purchasing Entities shall not be a successor to any of the Debtors that are subject to the Plan by reason of any theory of Law or equity and shall not have any successor or transferee Liability of any kind, nature or character, including Liabilities arising or resulting from or relating to the transactions contemplated hereby or by the Plan; (ix) the transactions consummated pursuant to this Agreement and the Plan shall not constitute a de facto merger, or a merger, as between any such Debtor and Purchaser and/or any Purchasing Entity under applicable Law (including Nevada Law); and (x) this Agreement and the transactions contemplated hereby may be specifically enforced against and binding upon the parties hereto, and not subject to rejection or avoidance by Sellers or any trustee of Sellers pursuant to chapter 7 or chapter 11 of the Bankruptcy Code; provided, that such order shall not provide that the sale of any property that constitutes a Purchased Asset is free and clear of any environmental Liability imposed by a Governmental Body arising from or related to such property to the extent that the Bankruptcy Court determines that such property cannot be sold to the Purchaser free and clear of such Liability pursuant to the Bankruptcy Code; provided, further, that clauses (viii) and (ix) hereof shall not be deemed to modify or limit the definition of “Assumed Liabilities” under this Agreement or the Purchaser or any Purchasing Entity’s obligations to assume the Assumed Liabilities.”

(iii)                                                   The definition of “Exit Credit Documents” in Section 1.1 of the APA is hereby amended and restated in its entirety to read as follows:

““Exit Credit Documents” means the Opco Loan Credit Agreement, the New Propco Credit Agreement, the New Propco Land Loan Agreement, and the respective guarantees and collateral documents executed in connection therewith.”

(iv)                                                  The definition of “Land Term Loans” is hereby added to Section 1.1 of the APA and shall read as follows:

““Land Term Loans” means the “Land Terms Loans” deemed made pursuant to the Opco Loan Credit Agreement.”

(v)                                                     The definition of “Landco Loans” in Section 1.1 of the APA is hereby deleted.

(vi)                                                  The definition of “Landco Loan Credit Agreement” in Section 1.1 of the APA is hereby deleted.

(vii)                                               The definition of “Landco Purchaser” in Section 1.1 of the APA is hereby amended and restated in its entirety to read as follows:

““Landco Purchaser” means collectively, New Opco or one or more wholly-owned Subsidiaries of New Opco designated in writing by Purchaser prior to the Closing, which entities will acquire and assume all of the Assets and Properties and be liable for all of the Liabilities designated on Exhibits A-1 and A-2 as Assets and Properties and Liabilities to be acquired and assumed by or obligations of, as the case may be, the Landco Purchaser and shall assume all obligations under, and collateral requirements pursuant to, the Opco Loan Credit Agreement.”

(viii)                                            The definition of “New Propco Landco” in Section 1.1 of the APA is hereby amended and restated in its entirety to read as follows:

““New Propco Landco” means one or more Subsidiaries of New Propco designated in writing by New Propco prior to the Closing.”

(ix)                                                    The definition of “Opco Term Loans” is hereby added to Section 1.1 of the APA and shall read as follows:

““Opco Term Loans” means the “B Terms Loans” deemed made pursuant to the Opco Loan Credit Agreement.”

(x)                                                       The definition of “Tax Order” is hereby added to Section 1.1 of the APA and shall read as follows:

““Tax Order” means a final order of the Bankruptcy Court in form and substance acceptable to Purchaser, Sellers and the Required Consenting Lenders, which Tax Order, as of the Closing Date, shall not have been stayed, vacated or otherwise rendered ineffective and shall find, acknowledge and/or otherwise provide, that no administrative Tax claim(s) for income tax will result from or arise out of the implementation of the transactions contemplated by this Agreement or the Plan, other than (subject to the last sentence hereof) alternative minimum Taxes that in the aggregate are less than $15 million.  If the Bankruptcy Court enters an order that finds that the administrative Tax claims that constitute alternative minimum Taxes are greater than $15 million in the aggregate (the amount by which such alternative minimum Taxes are greater than $15 million, the “Excess AMT Amount”) and less than the Cash Purchase Price (prior to adjustment for any Excess AMT Amount), that finding shall not, in and of itself, cause the Bankruptcy Court order not to be a Tax Order if no later than ten days after the date such order is entered (such ten day period, the “Seller Excess AMT Election Period”), the Opco Agent (at the direction of the Required Consenting Lenders) notifies Purchaser and SCI in writing that it has elected to have the Cash Purchase Price (and, as a result, the aggregate consideration) provided for in Section 3.1 reduced by an amount equal to the Excess AMT Amount and thereafter Purchaser and Sellers shall continue to proceed to Closing subject to the terms and conditions hereof.”

(xi)                                                    Section 1.2 of the APA is hereby amended as follows:

a.               the Section reference for Excess AMT Amount is amended to read: “1.1 (in Tax Order definition)”;

b.              the Section reference for Seller Excess AMT Election Period is amended to read: “1.1 (in Tax Order definition)”;

c.               the Section reference for Assumption Motion is amended to read “9.9(a)”; and

d.              “Private Letter Ruling” is hereby added with the Section reference to read “8.2”.

(xii)                                                 Section 2.6(a) of the APA is hereby amended and restated in its entirety to read as follows:

“(a)                            Within 45 days after the date hereof, the Sellers shall provide the Purchaser with a schedule of any Contract to which any Seller is a party or by which any Seller is bound or to which any Transferred Entity is a party or by which any Transferred Entity is bound (each a “Seller Contract”).  Such schedule shall include any outstanding monetary amounts (including any Cure Amounts) due, or anticipated to be due as of Closing (which the Sellers shall assume for purposes of creating the schedules contemplated by this Section 2.6(a) to be January 3, 2011 or such other date mutually agreed to by Sellers, on the one hand, and Purchaser, on the other hand).  No later than November 1, 2010, Sellers shall provide Purchaser with an updated schedule.  Sellers shall provide Purchaser with a weekly update to such updated schedule on each Wednesday after November 1, 2010 (or such other day as Sellers and Purchaser agree) and shall promptly provide Purchaser with copies of any Contracts on any such schedule or update as Purchaser requests.”

(xiii)                                              Section 2.6(b) of the APA is hereby amended and restated in its entirety to read as follows:

“(b)                           At any time and from time to time prior to November 19, 2010, Purchaser may, without the approval of the Sellers, (i) designate any Assets and Properties of Sellers as Excluded Assets and (ii) designate any Excluded Assets as Purchased Assets; provided, that each Seller shall give notice to all applicable parties as required by Law with respect to any Seller Contract that is subsequently designated as a Purchased Asset.  In connection with each such designation, Purchaser shall provide to Sellers such modifications to Exhibits A-1, B-1 and C-1 and Schedule 2.4 required in order to reflect such designation; provided, however, that after the date hereof Purchaser may not designate as an Excluded Asset any Assets and Properties that would otherwise be an Exhibit A Purchased Asset or an Exhibit C Purchased Asset without the prior written consent of the Required Consenting Lenders (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the consent of the Required Consenting Lenders shall not be required for such designation if a Person has a valid and perfected Lien on such Assets and Properties that is senior to the Lien of the Opco Agent granted pursuant to the Opco Loan Documents (as in effect on the date hereof) on such Assets and Properties.”

(xiv)                                             Section 2.6(c) of the APA is hereby amended and restated in its entirety to read as follows:

“(c)                            At any time and from time to time prior to November 19, 2010, Purchaser may amend Schedule 2.5 (without the approval of any Seller or Required Consenting Lender) to (i) add any Liabilities of Sellers as Excluded Liabilities or (ii) remove any Liabilities of Sellers as

Assumed Liabilities, in any written notice or notices delivered to Sellers; provided; however, that nothing in this Section 2.6(c) shall modify the consent rights of the Required Consenting Lenders as provided in Section 2.6(b) with respect to any Liability that can only be assumed if Assets and Properties of any Seller must be acquired to assume such Liability.”

(xv)                                                Section 2.6(f) is hereby added to the APA and shall read as follows:

“(f)                              In the event any Seller enters into or becomes bound by any Contract on or after November 1, 2010 and before the effective date of the Plan, Purchaser shall be provided a reasonable opportunity to designate any such Contract as a Purchased Asset (in which case Sellers shall obtain Bankruptcy Court approval of the assumption and assignment of such contract to Purchaser pursuant to Sections 9.9(a) and 9.9(b)) or as an Excluded Asset (in which case Sellers shall take all actions reasonably necessary to reject such Contract).”

(i)                                                         Section 3.1 of the APA is hereby amended and restated in its entirety to read as follows:

“The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to $317 million, less the Excess AMT Amount, if any, less the Super Priority Notes Principal Amount, plus the Gun Lake Reimbursement proceeds in excess of $20 million (the “Cash Purchase Price”), (b) $430 million in aggregate principal amount of Opco Term Loans less the Gun Lake Reimbursement proceeds in excess of $20 million, (c) $25 million in aggregate principal amount of Land Term Loans, (d) if Purchaser elects to pay the Excess Cash Shortfall Amount that would otherwise be required for the Opco Agent or the Prepetition Secured Parties, as the case may be, to receive cash payments in an amount equal to the Cash Purchase Price by issuing up to $43 million in aggregate principal amount of Super Priority Notes by delivering to Sellers one Business Day prior to the Closing written notice (the “Super Priority Notes Election”) of such election and the principal amount of Super Priority Notes to be issued (the “Super Priority Notes Principal Amount”), Super Priority Notes in aggregate principal amount equal to the Super Priority Principal Amount, and (e) the assumption of the Assumed Liabilities.”

(ii)                                                      Section 4.4(a) of the APA is hereby amended and restated in its entirety to read as follows:

“(a)                            by Purchaser or Sellers, if the effective date of the Plan and the Closing have not occurred by the close of business on January 3, 2011 (such date, as extended pursuant to clauses (i), (iii) or (iv) of this paragraph (a), the “Termination Date”); provided, however, that (i) the

Purchaser may, for any reason or no reason, by delivering written notice to Sellers at least five Business Days prior to the Termination Date, extend the Termination Date one or more times to no later than March 31, 2011, (ii) if the effective date of the Plan or the Closing shall not have occurred on or before the Termination Date due solely to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or any Seller, then the Purchaser (if Purchaser is the breaching party) or the Sellers (if any Seller is a breaching party) may not terminate this Agreement pursuant to this Section 4.4(a) unless such material breach has been cured and a period of time beyond January 3, 2011 has passed that is equal to the time such breach was ongoing; (iii) if all of the conditions set forth in Article XI (other than conditions that by their nature are to be satisfied on the Closing Date and with respect to which no facts or circumstances exist that would cause such conditions not to be satisfied on the Closing Date) are satisfied or have been waived as of the Termination Date other than the condition set forth in Section 11.3(e)(i), then the Termination Date shall automatically extend to March 31, 2011; and (iv) if all of the conditions set forth in Article XI (other than (x) conditions that by their nature are to be satisfied on the Closing and with respect to which no facts or circumstances exist that would cause such conditions not to be satisfied on the Closing Date or (y) the condition set forth in Section 11.3(e)(i)) are satisfied or have been waived as of the Termination Date, other than Section 11.1(f)(ii), solely because the Tax Order is subject to appeal by a U.S. federal Governmental Body, then the Termination Date shall automatically extend to June 30, 2011; provided, further that if the Termination Date is extended pursuant to this clause (iv) the Sellers shall, at the written direction of the Opco Agent, terminate this Agreement at any time after March 31, 2011 if the Tax Order remains subject to appeal by a U.S. federal Governmental Body as of the date of termination of this Agreement, provided that the Opco Agent (at the direction of the Required Consenting Lenders) has delivered to Purchaser and SCI a written direction notice to terminate this Agreement at least 10 days prior to the date of such termination (which notice may be provided to Purchaser and SCI prior to March 31, 2011 and upon the expiration of the notice period this Agreement shall be deemed to have been terminated without the necessity of any further action or notice); provided, however, that Sellers shall not terminate this Agreement, and such written direction of the Opco Agent shall have no further force and effect, if prior to the date of such termination Purchaser has waived as a condition to Closing the existence of such appeal of the Tax Order.”

(xvi)                                             Section 4.4(h) of the APA is hereby amended and restated in its entirety to read as follows:

“(h) by Purchaser or Sellers if the Bankruptcy Court has not entered the Confirmation Order on or prior to October 31, 2010;”

(xvii)                                          Section 4.4(l) of the APA is hereby amended to delete the word “or” at the end of such section.

(xviii)                                       Section 4.4(m) of the APA is hereby amended to delete the period at the end of such section, and to add in place thereof the following: “; or”.

(xix)                                               Section 4.4(n) shall be added to the APA and shall read as follows:

“(n) by Purchaser or Sellers, from and after the expiration of the Seller Excess AMT Election Period if the Bankruptcy Court has entered a Tax Order that includes an Excess AMT Amount and the Opco Agent has not elected on or prior to the expiration of the Seller Excess AMT Election Period, by notice to the Purchaser and SCI, to have the Cash Purchase Price (and, as a result, the aggregate consideration) provided for in Section 3.1 reduced by an amount equal to the Excess AMT Amount; provided, however, that if prior to the expiration of the Seller Excess AMT Election Period the Purchaser notifies Sellers in writing that such Bankruptcy Court order shall constitute a Tax Order notwithstanding the fact that it includes Excess AMT Amount, then from and after the date of such notice, no party shall have the right to terminate this Agreement pursuant to this Section 4.4(n).”

(xx)                                                  Section 8.2 of the APA is hereby amended and restated in its entirety to read as follows:

“Promptly following the earlier of (1) receipt by SCI of the requested private letter ruling from the IRS regarding the application of Section 267 of the Code regarding the restructuring transactions set forth in the Plan (the “Private Letter Ruling”) and (2) the entry by the Bankruptcy Court of the Tax Order, or such earlier time as consented to by the Required Consenting Lenders, each of the Sellers that is not then a Debtor shall commence a chapter 11 proceeding.  Sellers shall file with the Bankruptcy Court all papers and take all actions reasonably necessary to obtain entry of the Confirmation Order, the Tax Order and the 363 Sale Orders.  Promptly following the earlier of (A) receipt by SCI of the Private Letter Ruling and (B) receipt by SCI of information that the IRS does not intend to issue the Private Letter Ruling, but in no event later than December 1, 2010 (whether or not either of the events described in clause (A) or (B) has occurred, provided that nothing herein shall preclude the Sellers from filing the Tax Motion at any time prior to the occurrence of (A) or (B)), Sellers shall file a motion, in form and substance acceptable to Purchaser, seeking the Tax Order (it being agreed that Sellers shall consult with the Required Consenting Lenders prior to seeking to withdraw, adjourn or otherwise continue or postpone the hearing on the motion seeking the Tax Order).  Without limiting the foregoing, Sellers shall provide actual notice of the relief sought to be obtained through entry of the Confirmation Order, the Tax Order and the 363 Sale Orders, in form and substance reasonably acceptable to Purchaser, the Required Consenting Lenders and Sellers, to (a) Governmental Bodies who have asserted or, in the Sellers’ or Purchaser’s reasonable judgment, could assert claims against any of the Sellers, (b) each Lender, and (c) any other Person who has asserted or, in the Sellers’ or Purchaser’s reasonable judgment, could assert claims against any of the Sellers.  Sellers shall also request the Bankruptcy Court establish a bar date for administrative claims to occur prior to the effective date of the Plan.  Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Confirmation Order, the Tax Order, the 363 Sale Orders and the Bidding Procedures Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.  In the event the entry of the Confirmation Order, the Tax Order, the 363 Sale Orders or the Bidding Procedures Order shall be appealed, Sellers and Purchaser shall use their respective reasonable efforts to defend such appeal.”

(xxi)                                               Section 9.6 of the APA is hereby amended and restated in its entirety to read as follows:

“Intentionally Omitted.”

(xxii)                                            Section 9.9(a) of the APA is hereby amended and restated in its entirety to read as follows:

“(a)                            Prior to December 1, 2010, Sellers shall (i) file with the Bankruptcy Court a schedule of such Seller Contracts which Purchaser has indicated pursuant to Section 2.6(a) that it intends to (or to cause a Purchasing Entity to) acquire and, in the case of Seller Contracts to which a Debtor is a party or bound (“Debtor Contracts”), any Cure Amounts relating thereto, and seek approval to assume and assign such Debtor Contracts to Purchaser and seek approval of the Cure Amounts (the “Assumption Motion(s)”), and (ii) serve such Assumption Motion(s) and the schedule on the counterparties to any of the Debtor Contracts proposed to be assigned to any Purchasing Entity.  With respect to any Debtor Contracts included in the Purchased Assets, Sellers shall obtain an order of the Bankruptcy Court, approving the assumption and assignment pursuant to Section 365 of the Bankruptcy Code, which order shall be in form and substance reasonably acceptable to Purchaser, the Required Consenting Lenders and Sellers.  Any Cure Amounts for Debtor Contracts acquired by Purchasing Entity pursuant to this Agreement shall be subject to and determined in accordance with Section 9.9(b).  In connection with the

Assumption Motion(s), Purchaser shall demonstrate adequate assurance of future performance with respect to the Debtor Contracts to be acquired by the applicable Purchasing Entity at Closing.”

(xxiii)                                         Section 9.9(b) of the APA is hereby amended and restated in its entirety to read as follows:

“(b)                           The cure amounts, if any, as determined by the Bankruptcy Court in connection with Sellers’ Assumption Motion(s) for assuming and assigning Seller Contracts to Purchaser (the “Cure Amounts”), necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Debtor Contracts, shall be paid by Purchaser (provided that Purchaser may cause to be paid all or a portion of such amounts out of cash and cash equivalents included in the Purchased Assets or of a Transferred Entity), at the Closing, and not by Sellers and Sellers shall have no liability therefor.”

(xxiv)                                        Section 11.1(d) of the APA is hereby amended to delete the word “and” at the end of such section.

(xxv)                                           Section 11.1(e) of the APA is hereby amended to delete the period at the end of such section, and to add in place thereof the following: “; and”

(xxvi)                                        Section 11.1(f) shall be added to the APA and shall read as follows:

“(f) (i) the Bankruptcy Court shall have entered the Tax Order, any stay period applicable to the Tax Order shall have expired or shall have been waived by the Bankruptcy Court to the fullest extent permitted by Law and any period for appeal of the Tax Order shall have expired and (ii) the Tax Order shall not be subject to appeal by any U.S. federal Governmental Body.”

2.              Mutual Representations, Warranties, and Covenants.

Each Party makes the following representations and warranties (provided, however, that the representations and warranties of the Debtors shall be subject to the approval of this Amendment by the Bankruptcy Court), solely with respect to itself, to each of the other Parties:

(a)          Enforceability.  This Amendment is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b)         Power and Authority.  The Parties have all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its respective obligations under, this Amendment.

(c)          Authorization.  The execution and delivery of this Amendment and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.  This Amendment has been duly and validly executed and delivered by such Party.

3.              APA Remains in Full Force and Effect.

Except as expressly modified by this Amendment, the APA remains in full force and effect pursuant to its terms.  All references to the APA in other documentation between the Parties be deemed to be a reference to the APA as amended by this Agreement.

4.              Miscellaneous Terms.

The provisions of Article XIV of the APA are applicable to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

FG OPCO ACQUISITIONS LLC

By:	/s/ Frank J. Fertitta III
Name: Frank J. Fertitta III
Title: Authorized Signatory

STATION CASINOS, INC.
a Nevada corporation

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: Executive Vice President, Chief Accounting Officer & Treasurer

BOULDER STATION, INC.
CENTERLINE HOLDINGS, LLC
CHARLESTON STATION, LLC
CV HOLDCO, LLC
DURANGO STATION, INC.
FIESTA STATION, INC.
FRESNO LAND ACQUISITIONS, LLC
GOLD RUSH STATION, LLC
GREEN VALLEY STATION, INC.
LAKE MEAD STATION, INC.
LML STATION, LLC
MAGIC STAR STATION, LLC
NORTHERN NV ACQUISITIONS, LLC
PALACE STATION HOTEL & CASINO, INC.
RANCHO STATION, LLC
RENO LAND HOLDINGS, LLC
RIVER CENTRAL, LLC
SANTA FE STATION, INC.
STATION HOLDINGS, INC.
STN AVIATION, INC.
SUNSET STATION, INC.
TEXAS STATION, LLC
TOWN CENTER STATION, LLC
TROPICANA STATION, LLC
TROPICANA STATION, INC.

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Senior Vice President and Treasurer

AUBURN DEVELOPMENT, LLC
INSPIRADA STATION, LLC
TROPICANA ACQUISITIONS, LLC
VISTA HOLDINGS, LLC

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: Authorized Signatory

STATION CONSTRUCTION, LLC,
a Nevada limited liability company

By: Station Casinos, Inc., a Nevada corporation, its Sole Member

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: Executive Vice President, Chief Accounting Officer & Treasurer

PAST ENTERPRISES, INC.,
an Arizona corporation

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	President and Treasurer

SONOMA LAND HOLDINGS, LLC

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	President, Chief Financial Officer and Treasurer